Exhibit 99.1


                          Interleukin Genetics Reports
                        Second Quarter Financial Results;
          Conference Call Scheduled for 8:30 AM EDT - August 10, 2006


    WALTHAM, Mass.--(BUSINESS WIRE)--Aug. 9, 2006--Interleukin Genetics, Inc. (AMEX: ILI) today reported financial results for the second quarter and six months ended June 30, 2006. The Company generated revenue of $1.3 million in the second quarter of 2006 and a net loss of $923,000, or $(0.04) per basic and diluted common share, for the quarter. Interleukin Genetics' reported revenues resulted almost entirely from the processing of genetic assessment tests for cardiovascular health and general nutrition.
    "These strong revenue results for the quarter have validated the consumer interest in predictive genetic tests that are based on strong science," said Ken Kornman, Interleukin Genetics' CEO. "Interleukin has established a solid foundation on which to build our DNA laboratory business with this first major launch of genetic tests through our strategic partner, Alticor. We can now focus our efforts on expanding our product pipeline, preparing for additional product launches, and developing opportunities to further commercialize our technology."

    Operating Highlights for the quarter ended June 30, 2006 included:

    -- The Company reported its first full quarter of revenues from two new genetic assessment tests.

    -- The Company expanded and upgraded its DNA analysis laboratory operation by adding equipment and staff to increase its throughput capabilities.

    -- The Company secured an exclusive license for weight management technology from GeneOb as an essential component in the development of a new genetic assessment test for weight management intended for future release.

    -- The Company initiated a study with Catholic University Center for High Technology Research and Education in Biomedical Sciences in Campobasso, Italy to study the link between inflammation and stroke affecting men and women at a young age using Interleukin's genetic tests. This study may support the development of new genetic tests that provide important information about common diseases.

    Revenue for the three months ended June 30, 2006 was $1.3 million compared to $8,000 in the same period of 2005. The increase was largely due to the revenues received from processing the cardiovascular health and general nutrition genetic assessment tests, both launched in the first quarter of 2006. While Interleukin anticipates variability of sales due to the inherent uncertainty in the introduction of new technology, the Company is providing guidance for fiscal year 2006 annual revenues from genetic testing between $3 to $4 million.
    Cost of revenue, which includes fixed overhead costs associated with laboratory operations, was $408,000 for the three months ended June 30, 2006, resulting in a gross profit of $936,000, or 70% of revenue. This gross margin was a result, in part, of one-time supplier discounts and complimentary support from suppliers received by the Company during its initial launch phase. For fiscal year 2006, the Company expects its gross profit margin to be between 45% and 50% from these genetic tests.
    Research and development expenses were $839,000 for the quarter ended June 30, 2006 compared to $609,000 for the quarter ended June 30, 2005, an increase of approximately 38%. This increase is due to research and development expenses funded by Alticor under agreements for the development of new genetic tests, as well as expenses related to the recording of $73,000 for stock-based compensation expense as a result of new accounting rules.
    General and administrative expenses were $882,000 for the three months ended June 30, 2006 compared to $1,064,000 during the same period in the prior year, a decrease of approximately 17%. This decrease was primarily attributable to the reduction of non-recurring professional fees incurred by the company in 2006 compared to expenses incurred in 2005 that were associated with the implementation of Sarbanes-Oxley Section 404, partially offset by the recording of $134,000 for stock-based compensation expense as a result of new accounting rules.
    The Company reported a net loss of $923,000, or $(0.04) per basic and diluted common share, for the second quarter of 2006 compared to a net loss of $1.8 million, or $(0.08) per basic and diluted common share, for the second quarter of 2005.
    On June 30, 2006, the Company reported cash and cash equivalents of $2.4 million compared to $3.4 million of cash and cash equivalents on December 31, 2005. In addition, on June 30, 2006, the Company had access to $3.5 million under credit facilities with Alticor.

    Conference Call Details

    To access the live call on August 10, 2006 at 8:30 AM EDT, dial
(877) 502-9272 (domestic) or (913) 981-5581 (international). The call will also be available live via webcast at www.ilgenetics.com.
    Replay access of the teleconference will be available for two weeks following the call by calling (719) 457-0820 (domestic) or (888) 203-1112 (international). The passcode for the replay is 4134319. The webcast will be archived following the call at www.ilgenetics.com.

    About Interleukin

    Interleukin Genetics is a biotechnology company focused on developing and commercializing personalized health products. The Company uses its proprietary technology to help in the development of risk assessment tests, pharmacogenetic tests, nutritional and therapeutic products based on the genetic variations in people. Interleukin Genetics has commercialized genetic tests for periodontal disease risk assessment, cardiovascular risk assessment and general nutrition assessment, and its current development programs focus on osteoporosis and weight management. Interleukin expects that these programs will also lead to products that will personalize the selection of nutritional and therapeutic products and enable the managed care industry to improve patient care and better allocate resources. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com.

    Certain statements contained herein are "forward-looking" statements including statements regarding our expectations regarding future revenues and gross profit margin, our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns and our ability to make progress in advancing our core technologies. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns, our ability to construct a DNA testing laboratory, our ability to complete all of our key milestones with regard to Alticor programs, our ability to make progress in advancing our core technologies and our ability to launch new commercial products and those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission, our quarterly reports on Form 10-Q and in other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.



                      Interleukin Genetics, Inc.
                         Financial Highlights

Balance sheet data                              June 30,  December 31,
                                                  2006       2005
                                               (Unaudited) (Audited)
----------------------------------------------
Cash, cash equivalents and marketable
 securities                                    $2,425,123  $3,415,174
Total current assets                            3,283,551   3,589,656
Total assets                                   $4,687,819  $4,970,075

Total current liabilities                      $1,162,515  $3,014,742
Total liabilities                               3,065,040   4,686,330

Total shareholders' equity                      1,622,779     283,745

Total liabilities and shareholders' equity     $4,687,819  $4,970,075

                          Three Months Ended       Six Months Ended
Statement of operations  June 30,     June 30,   June 30,    June 30,
 data (Unaudited)          2006         2005       2006        2005
----------------------------------------------------------------------
Revenue                $1,344,680      $7,694  $1,576,914     $15,053

Gross profit              936,398       7,694     970,980      15,053

Research and
 development expenses     839,375     608,859   1,568,470   1,292,862
General and
 administrative
 expenses                 881,840   1,063,703   1,646,951   1,767,642
                       -----------------------------------------------
Total operating
 expenses               1,721,215   1,672,562   3,215,421   3,060,504
                       -----------------------------------------------
Loss from operations     (784,817) (1,664,868) (2,244,441) (3,045,451)

Total other income and
 expense                 (138,365)   (128,923)   (268,219)   (263,304)
                       -----------------------------------------------
Net loss                $(923,182)$(1,793,791)$(2,512,660)$(3,308,755)
                       ===============================================
Basic and diluted
 loss per share            $(0.04)     $(0.08)     $(0.10)     $(0.14)
Weighted average
 common shares
 outstanding           24,190,841  23,653,280  24,105,396  23,629,082




    CONTACT: Interleukin Genetics, Inc.
             Janet Perry, 781-398-0700